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                                                                 EXHIBIT (C)(8)

                             MANAGEMENT AGREEMENT


                  THIS MANAGEMENT AGREEMENT (this "Agreement") is entered into as of April [ ], 1997, by and between J.W. Childs Associates, L.P., a Delaware limited partnership with a principal place of business at One Federal Street, Boston, Massachusetts 02110 (the "Consultant"), and, on the other hand, Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings"), and Jillian's Entertainment Corporation, a Florida corporation ("Jillian's" and, together with Holdings the "Companies").

         WHEREAS, the Consultant is specially skilled in corporate finance, strategic corporate planning and other management skills and services;

         WHEREAS, concurrently with the execution of this Agreement, Holdings, Jillian's Entertainment Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Holdings ("Sub"), and Jillian's have entered into an Agreement and Plan of Merger (the "Merger Agreement") whereby, at the Effective Time (as defined therein), Sub will merge with and into Jillian's with Jillian's becoming a wholly owned subsidiary of Holdings (the "Acquisition");

         WHEREAS, the Consultant is rendering substantial and valuable services to Holdings and Sub in connection with the Acquisition, including services regarding the planning, structuring and negotiation of the Acquisition;

         WHEREAS, the Companies will continue to require the Consultant's special skills and management advisory services in connection with their general business operations after the Effective Time;

         WHEREAS, the Consultant is willing to make such skills available and to provide such services to the Companies on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the Companies and the Consultant, intending to be legally bound, do hereby agree as follows:

                  Section 1. Engagement. The Companies hereby engage the Consultant for the Term (as hereinafter defined) and upon the terms and conditions herein set forth to provide consulting and management advisory services to



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the Companies or any of their subsidiaries, as requested from time to time by either of the Companies (the "Services"). The Services will be in the field of financial and strategic corporate planning and such other management areas as the Consultant and the Companies shall mutually agree. In consideration of the compensation to the Consultant specified herein, the Consultant accepts such engagement and agrees to perform the Services.

                  Section 2. Term. The engagement hereunder shall be for an initial term commencing as of the Effective Time and expiring on the fourth
(4th) anniversary thereof (the "Initial Term"). Upon expiration of the Initial Term, this Agreement shall automatically extend for successive periods of one
(1) year each, unless the Consultant, or Holdings on behalf of the Companies, shall give notice to the other at least 90 days prior to the end of the Initial Term (or any annual extension thereof) indicating that it does not intend to extend the term of this Agreement. The Initial Term, together with all such annual extensions of the Initial Term, is referred to herein as the "Term". Upon final expiration of the Term, all obligations as between the parties hereunder shall be discharged. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate immediately upon the sale or other transfer by the JWC Group (as defined in the Merger Agreement) of all or substantially all of its interest in Holdings.

                  Section 3. Services to be Performed. The Consultant shall devote reasonable time and efforts to the performance of the Services. However, no precise number of hours is to be devoted by the Consultant on a weekly or monthly basis. The Consultant may perform the Services directly, through its employees or agents, or with such outside consultants as the Consultant may engage for such purpose. The Companies acknowledge that the Services to them will not be exclusive, and that the Consultant and its affiliates will render similar services to other persons.

                  Section 4. Confidentiality. The Consultant shall hold in confidence all proprietary and confidential information of the Companies which may come into the Consultant's possession or knowledge as a result of its performance of the Services, exercising a degree of care in maintaining such confidence as is used by the Consultant to protect its own proprietary or confidential information that it does not wish to disclose. The Consultant shall use reasonable efforts to ensure that its employees, agents and outside consultants similarly maintain the confidentiality of such proprietary and


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confidential information of the Companies. The Consultant shall, and shall use reasonable efforts to ensure that its employees, agents and outside consultants shall, use such confidential and proprietary information of the Companies only in connection with performance of the Services.

                  Section 5.  Compensation; Expense Reimbursement.

                  (a) Transaction Fee. As set forth in the Merger Agreement, in consideration of the Consultant's provision of services regarding the planning, structuring and negotiation of the Acquisition and the Consultant's execution and delivery of this Agreement, the Companies shall pay the Consultant a fee in the amount of $200,000, which shall be due and payable in immediately available funds at the Effective Time.

                  (b) Management Fee. In consideration of the performance of the Services, the Consultant shall be paid an aggregate annual fee (hereinafter, the "Management Fee") equal to $120,000, which Management Fee shall be paid to the Consultant by the Companies in equal monthly installments of $10,000 per month; provided that the monthly installment due in respect of any calendar month during which the Term commences other than on the first day thereof or expires other than on the last day thereof, shall be appropriately pro rated for the number of days in such calendar month for which the Term was in effect. Such Management Fee is to be paid monthly in arrears on the first day of each calendar month, except for the installment which would otherwise be payable with respect to the calendar month in which the Term commences, which shall instead be paid at the Effective Time. Each of the Companies shall be jointly and severally liable for the payment of the Management Fee and all other amounts and fees due to the Consultant hereunder.

                  (c) Expenses. The Companies shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred in connection with the performance of the Services, including, without limitation, reasonable travel, lodging and similar out-of-pocket costs incurred by the Consultant in connection with or on account of its performance of the Services. Reimbursement shall be made upon presentation to Holdings by the Consultant of reasonably itemized documentation therefor.

                  Section 6. Indemnification. In addition to their agreements and obligations under this Agreement, each of the Companies jointly and severally agree to


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indemnify and hold harmless the Consultant and its affiliates (including its officers, directors, stockholders, partners, employees and agents) from and against any and all claims, liabilities, losses and damages (or actions in respect thereof) as and when incurred by the Consultant or any such other indemnified person, in any way related to or arising out of the performance by the Consultant of the Services (other than for expenses incurred as described in Section 5(c) hereof or for compensation for services rendered), and to reimburse the Consultant and any other such indemnified person for reasonable out-of-pocket legal and other expenses as and when incurred by any of them in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with the Consultant's performance under this Agreement (whether or not such indemnified person is a named party in such proceeding); provided, however, that the Companies shall not be responsible under this Section 6 for any claims, liabilities, losses, damages or expenses to the extent that they are finally judicially determined (in an action in which the Consultant is a party) to result from actions taken by the Consultant (or such other indemnified person) due primarily to the Consultant's (or such other indemnified person's) gross negligence or willful misconduct.

                  Section 7. Notice. All notices hereunder, to be effective, shall be in writing and shall be mailed by first class certified mail, postage prepaid, as follows:

                    (i)     If to the Consultant, addressed to it at:

                            One Federal Street, 21st Floor
                            Boston, Massachusetts 02110
                            Attention: Mr. Glenn A. Hopkins

                              With a copy to:

                            Skadden, Arps, Slate, Meagher & Flom LLP
                            One Beacon Street
                            Boston, Massachusetts 02108
                            Attention: Louis A. Goodman

                    (ii) If to Holdings, addressed to such Company at:

                            One Federal Street, 21st Floor
                            Boston, Massachusetts 02110
                            Attention: Mr. Glenn A. Hopkins



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                  (iii)   If to Jillian's, addressed to such Company at:

                               727 Atlantic Avenue
                               Suite 600
                               Boston, Massachusetts 02111
                               Attention: Mr. Steven Foster


                  Section 8. Modifications. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

                  Section 9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns but may not be assigned by any party without the prior written consent of the other parties hereto.

                  Section 10. Captions. Captions have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision and shall not affect the validity of any other provision.

                  Section 11. Governing Law. This Agreement shall be construed under and governed by the laws of The Commonwealth of Massachusetts applicable to contracts made under seal and to be performed entirely in Massachusetts, without giving effect to the provisions thereof relating to conflict of laws.

                  Section 12. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.




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                  IN WITNESS WHEREOF, the parties have duly executed this
Agreement as a sealed instrument as of the date first above written.

                                         JILLIAN'S ENTERTAINMENT
                                         HOLDINGS, INC.


                                         By:
                                            -------------------------------
                                            Name:
                                            Title:


                                         JILLIAN'S ENTERTAINMENT
                                           CORPORATION


                                         By:
                                            -------------------------------
                                            Name:
                                            Title:


                                         J.W. CHILDS ASSOCIATES, L.P.

                                         By:      J.W. Childs Associates,
                                                  Inc., its General Partner


                                         By:
                                            -------------------------------
                                            Name:
                                            Title:





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